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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. *)1



                            ORION POWER HOLDINGS INC.
             -------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -------------------------------------------------------
                         (Title of Class of Securities)

                                   686 286 105
             -------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[X]     Rule 13d-1(d)


---------------------
     1     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES)

--------------------------------------------------------------------------------
CUISP NO. 2 10                          13G                    Page of 2 Pages 6
--------------------------------------------------------------------------------


------------- ------------------------------------------------------------------
     1        Name of Reporting Person
              S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)

              The Tokyo Electric Power Company
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        OWNERSHIP OR PLACE OF ORGANIZATION

              Japan
------------- ------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                5,161,290(1)
                    ----------- -----------------------------------------------
                        6       SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY
  OWNED BY EACH     ----------- -----------------------------------------------
 REPORTING PERSON       7       SOLE DISPOSITIVE POWER
       WITH
                                5,161,290(1)
                    ----------- -----------------------------------------------
                        8       SHARED DISPOSITIVE POWER
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,161,290(1)
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN
              SHARES*                                                        |_|


------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.5 %
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

              CO
------------- ------------------------------------------------------------------


-----------------------
     (1) Includes shares beneficially owned by the following wholly-owned subsidiary of The Tokyo Electric Power Company: 5,161,290 shares owned by Tokyo Electric Power Company International B.V.

--------------------------------------------------------------------------------
CUISP NO. 686286105                     13G                    Page of 3 Pages 6
--------------------------------------------------------------------------------


------------- ------------------------------------------------------------------
     1        Name of Reporting Person
              S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)

              Tokyo Electric Power Company International B.V.
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        OWNERSHIP OR PLACE OF ORGANIZATION

              The Netherlands
------------- ------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                5,161,290
                    ----------- -----------------------------------------------
                        6       SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY
  OWNED BY EACH     ----------- -----------------------------------------------
 REPORTING PERSON       7       SOLE DISPOSITIVE POWER
       WITH
                                5,161,290
                    ----------- -----------------------------------------------
                        8       SHARED DISPOSITIVE POWER
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,161,290
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN
              SHARES*                                                        |_|


------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.5 %
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

              CO
------------- ------------------------------------------------------------------

--------------------------------------------------------------------------------
CUISP NO. 686286105                     13G                    Page of 4 Pages 6
--------------------------------------------------------------------------------


ITEM 1.     (A)  NAME OF ISSUER:
                 Orion Power Holdings Inc.

            (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 7 East Redwood St., 10th Floor
                 Baltimore, MD 21202

ITEM 2.     (A)  NAME OF PERSONS FILING:
                 The Tokyo Electric Power Company
                 Tokyo Electric Power Company International B.V.

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                 The address of The Tokyo Electric Power Company is 1-3 Uchisaiwai-cho 1-chome Chiyoda-ku, Tokyo 100-0011 Japan.
                 The address of Tokyo Electric Power Company International B.V. is Officia 1, De Boelelaan 7, 1083HJ, Amsterdam, The Netherlands.

            (C)  CITIZENSHIP:
                 The Tokyo Electric Power Company is a Japanese corporation. Tokyo Electric Power Company International B.V. is a corporation organized under the laws of The Netherlands.

            (D)  TITLE OF CLASS OF SECURITIES:
                 Common Stock

            (E)  CUSIP NUMBER:
                 686286105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (A)  |_|  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                      EXCHANGE ACT;
            (B)  |_|  BANK AS DEFINED IN SECTION 3(a)(6) OF THE EXCHANGE ACT;
            (C)  |_|  INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE
                      EXCHANGE ACT;
            (D)  |_|  INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                      INVESTMENT COMPANY ACT;
            (E)  |_|  AN INVESTMENT ADVISER IN ACCORDANCE WITH
                      RULE 13d-1(b)(1)(ii)(E);,
            (F)  |_|  AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE
                      WITH RULE 13d-1(b)(1)(ii)(F);
            (G)  |_|  A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE
                      WITH RULE 13d-1(b)(ii)(G);
            (H)  |_|  A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE
                      FEDERAL DEPOSIT INSURANCE ACT;
            (I)  |_|  A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN
                      INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT COMPANY ACT;
            (J)  |_|  GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (A)  Amount beneficially owned:

                 SEE ITEM 9 OF COVER PAGES.

            (B)  Percent of class:

--------------------------------------------------------------------------------
CUISP NO. 686286105                     13G                    Page of 5 Pages 6
--------------------------------------------------------------------------------


                 SEE ITEM 11 OF COVER PAGES.


            (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (i) Sole power to vote or to direct the vote SEE ITEM 5 OF COVER PAGES.

                 (ii) Shared power to vote or to direct the vote SEE ITEM 6 OF COVER PAGES.

                 (iii) Sole power to dispose or to direct the disposition of SEE
                       ITEM 7 OF COVER PAGE

                 (iv) Share power to dispose or to direct the disposition of SEE ITEM 8 OF COVER PAGE.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

--------------------------------------------------------------------------------
CUISP NO. 686286105                     13G                    Page of 6 Pages 6
--------------------------------------------------------------------------------


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    MAR. 13, 2001
                                               --------------------------------
                                               Date


                                               THE TOKYO ELECTRIC POWER COMPANY


                                               By: /s/ Akira Hirai
                                                   ----------------------------
                                                   Akira Hirai
                                                   General Manager


                                                 TOKYO ELECTRIC POWER COMPANY
                                                 INTERNATIONAL B.V.


                                               By: /s/ Akira Hirai
                                                   ----------------------------
                                                   Akira Hirai
                                                   Managing Director